Exhibit 99.1

INTAC INTERNATIONAL ANNOUNCES STRONG

SECOND QUARTER 2004 EARNINGS

HONG KONG, August 4, 2004 /PRNewswire-FirstCall/ – INTAC International, Inc. (Nasdaq: INTN - News; FSE: WKN 805768), an Internet content provider in China providing Chinese students exclusively with a full-range of career development services through its joint venture with China’s Ministry of Education, Beijing Intac Purun Educational Development Ltd. (“Intac Purun”), and its Internet portal, Joyba.com (www.joyba.com), today announced strong earnings for the three and six months ended June 30, 2004.

Revenues for the three and six months ended June 30, 2004 were $22.8 million and $31.2 million, respectively, compared to $26.2 million and $34.2 million for the same periods last year.  Gross profit increased by $1.2 million to $2.3 million for the three months ended June 30, 2004 from $1.1 million for the same quarter in 2003.  Gross profit increased by $1.4 million to $2.7 million for the six months ended June 30, 2004 from $1.3 million for the same period in 2003. The gross margin increased by 6.0% to 10.2% for the three months ended June 30, 2004 from 4.2% for the same quarter in 2003.  The gross margin increased by 4.7% to 8.6% for the six months ended June 30, 2004 from 3.9% for the same period in 2003.

Income from operations increased by $601,000 to $807,000 for the three months ended June 30, 2004 from $206,000 for the same quarter in 2003.  Income from operations increased by $451,000 to $165,000 for the six months ended June 30, 2004 from a loss from operations of ($286,000) for the same period of 2003.  Income (loss) before income taxes for the three and six months ended June 30, 2004 was income of $1 million and $483,000, respectively, compared to income of $224,000 and a loss of ($268,000) for the same periods last year.

Net income increased by $649,000 to $873,000 ($0.04 per share) for the three months ended June 30, 2004 from $224,000 ($0.01 per share) for the same quarter in 2003.  Net income increased by $622,000 to $354,000 ($0.02 per share) for the six months ended June 30, 2004 from a net loss of ($268,000) (negative $0.01 per share) for the same period in 2003.

The decrease in revenues for the three and six months ended June 30, 2004 is attributable to concentrating on higher margin wireless handset products for profitability as opposed to sales volume.  Also, we focused our time, resources and management on our career development joint venture with China’s Ministry of Education, Intac Purun, and its Internet portal, Joyba.com, in China.  The improvement in profitability in the second quarter of 2004 is primarily attributable to greatly improved gross margins without a proportionate increase in operating expenses.  Our income from operations for the three and six months June 30, 2004 included net operating costs of approximately $409,000 and $637,000, respectively, relating to the Internet portal business. Excluding these additional costs relating to Intac Purun, operating results would have improved even further in comparison to the same periods in 2003.

“This has been a record quarter for our Company,” said Wei Zhou, Chairman and CEO of INTAC.  “With Intac Purun starting to generate revenue and the greatly improved profit margins from our distribution business, we feel confident that we can achieve our anticipated results in 2004.  Our emphasis for the remainder of 2004 and beyond will be on the comprehensive career development services provided through Joyba.com and the student guidance through our Career Service Centers.”

“Our hard work is paying off,” said J. David Darnell, Senior Vice President and Chief Financial Officer. “Even with the negative impact of start-up costs associated with our Internet portal business, we have managed a record quarter.”

The Company’s annual report on Form 10-KSB for the year ended December 31, 2003 and quarterly report on Form 10-Q for the quarter ended March 31, 2004 may be viewed at the SEC’s website www.sec.gov.

About INTAC International, Inc.

INTAC International, Inc. is focused on the exploitation of strategic business opportunities available in China and the Asia-Pacific Rim. INTAC is refocusing its business plan from the traditional distribution of premium brand wireless handsets to Beijing Intac Purun Educational Development Ltd., its new Internet portal business in mainland China. INTAC maintains offices in China (Hong Kong, Beijing and Tianjin), Germany (Frankfurt) and the United States (Dallas).

Forward-Looking Statements

This press release contains certain “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements expressed or implied by such forward-looking statements to differ materially from those projected or implied. Factors that could cause or contribute to such differences include, among other things: changes in general business conditions; the impact of competition in our industry, especially in the Asia- Pacific Rim; the fact that we are an early stage company with an unproven business model; our need for additional working capital, particularly to the extent that we are able to locate a suitable business opportunity; the added expense structure assumed by us as a U.S. public company; political and economic events and conditions in jurisdictions in which we operate; PRC Internet laws and regulations that are unclear and will likely change in the near future; restrictions on foreign investment in the PRC Internet sector that are imposed by the PRC government; the PRC government that may prevent us from distributing; regulation and censorship of information distribution in China which may adversely affect our business; political and economic policies of the PRC government; the risk of the loss of the agreements, or the exclusivity terms, with the Education Management Information Center; the high cost of Internet access that may limit the growth of the Internet in China and impede our growth; advertising and e-commerce customers that have only limited experience using the Internet for advertising or commerce purposes; the acceptance of the Internet as a commerce platform in China which depends on the resolution of problems relating to fulfillment and electronic payment; concerns about security of e-commerce transactions and confidentiality of information on the Internet that may increase our costs, reduce the use of our Internet portal and impede our growth; our network operations that may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable; changes in interest rates, foreign currency fluctuations and capital market conditions; and other factors including those detailed under the heading “Business Risk Factors” and elsewhere in the Company’s annual report on Form 10-KSB for the year ended December 31, 2003 and quarterly report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Securities and Exchange Commission. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise. INTAC undertakes no obligation to update any forward-looking statements made in this media release.

Contact: J. David Darnell, Senior Vice President and Chief Financial Officer, 469-916-9891, for further information.